LEASE AGREEMENT

Greece, Athens 17/08/2016

Annas Nimidis hereinafter referred to as the LESSOR.

-AND-

BATTLERS CORP. hereinafter referred to as the LESSEE.

TERMS AND CONDITIONS

1. PURPOSES:  That premises hereby leased shall be used exclusively by the LESSEE for commercial purposes only and shall not be diverted to other uses. It is hereby expressly agreed that if at any time the premises are used for other purposes, the LESSOR shall have the right to rescind this contract without prejudice to its other rights under the law. According to the agreement we lease 25 square meters of premises on the first floor of the building at Delfon 2, Athens 106 80 Greece.

2. TERM: This term of lease is for 1 YEAR from September 01, 2016 to August 31, 2017 inclusive. Upon its expiration, this lease may be renewed under such terms and conditions as my be mutually agreed upon by both parties, written notice of intention to renew the lease shall be served to the LESSOR not later than seven (7) days prior to the expiry date of the period herein agreed upon.

3. RENTAL RATE: The agreed annual rental fee is $2,760 and it is $230 per month accordingly.

4. FORCE MAJEURE: If whole or any part of the leased premises shall be destroyed or damaged by fire, flood, lightning, typhoon, earthquake, storm, riot or any other unforeseen disabling cause of acts of God, as to render the leased premises during the term substantially unfit for use and occupation of the LESSEE, then this lease contract may be terminated without compensation by the LESSOR or by the LESSEE by notice in writing to the other.

5. LESSOR'S RIGHT OF ENTRY: The LESSOR or its authorized agent shall after giving due notice to the LESSEE shall have the right to enter the premises in the presence of the LESSEE or its representative at any reasonable hour to examine the same or make repairs therein or for the operation and maintenance of the building or to exhibit the leased premises to prospective LESSEE, or for any other lawful purposes which it may deem necessary.

6. UTILITIES: Tenant shall pay all accuses for water, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premise during the term of this Lease unless otherwise specifically agreed in writing by Landlord. Tenant acknowledges that the Leased Premise is designed to provide standard office use electrical facilities and standard office lighting.

7. EXPIRATION OF LEASE: At the expiration of the term of this lease or cancellation thereof, as herein provided, the LESSEE will promptly deliver to the LESSOR the leased premises with all corresponding keys and in as good and tenable condition as the same is now, ordinary wear and tear expected devoid of all occupants, movable furniture, articles and effects of any kind. Non-compliance with the terms of this clause by the LESSEE will give the LESSOR the right, at the latter's option, to refuse to accept the delivery of the premises and compel the LESSEE to pay rent therefrom at the same rate plus Twenty Five (25) % thereof as penalty until the LESSEE shall have complied with the terms hereof.  The same penalty shall be imposed in case the LESSEE fails to leave the premises after the expiration of this Contract of Lease or termination for any reason whatsoever.

 8. Battlers Corp. and Annas Nimidis have signed lease agreement as of 17/08/2016 coming into force September 01, 2016.

                 Annas Nimidis                                                                      Battlers Corp.

       ___/s/ Anns Nimidis ___________                                                  ____/s/Stepan Feodosiadi_____